EXHIBIT 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports First Quarter 2022 Financial Results

Revenue Increased 22% over Q1 2021

CUPERTINO, Calif. – May 12, 2022 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, today announced its financial results for the three months ended March 31, 2022.

“Revenues for the first quarter of 2022 increased 22% compared to Q1 2021 as expanded demand for liquid transportation fuels raised our average ethanol price to $2.58 per gallon, and total revenues to $52.0 million compared to $42.8 million during the first quarter of 2021,” said Todd Waltz, Chief Financial Officer of Aemetis. “Investments in capital projects that reduce carbon intensity were $11.4 million for the first quarter of 2022 as our engineering and construction teams moved forward with the initiatives outlined in our Five-Year Plan,” added Waltz.

“We are pleased with the milestones accomplished during the first quarter of 2022, including the launch of operational management of the 125-acre Riverbank Industrial Complex for our sustainable aviation fuel and renewable diesel plant, as well as signing a total of $3.5 billion of off-take agreements for SAF with major airlines and $3.2 billion of contracts for renewable diesel with a leading travel stop chain,” said Eric McAfee, Chairman and CEO of Aemetis. “The Aemetis Biogas RNG project progressed with continuing construction of five of the next 15 dairy digesters, completing construction of 20 miles of our 36-mile biogas pipeline completing, testing of the biogas conditioning hub and completing the utility gas pipeline interconnection unit. Importantly, we recently closed two credit facilities, with an aggregate availability of up to $100 million, to both fund the completion of the carbon reduction projects at the Keyes ethanol plant and provide the funding prior to project financing for the jet/diesel plant and the two CO2 sequestration wells.”

These milestones reflect our execution of the projects under our Five Year Plan that produce negative carbon intensity products to rapidly grow value for Aemetis shareholders. We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 841388

Live Participant Dial In (International): +1-973-528-0011 entry code 841388

Webcast URL: https://www.webcaster4.com/Webcast/Page/2211/45517

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

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Financial Results for the Three Months Ended March 31, 2022

Revenues during the first quarter of 2022 increased 22% to $52.0 million, compared to $42.8 million for the first quarter of 2021. Our North America operations in the first quarter of 2022, as compared to the first quarter of 2021, experienced an increase in the selling price from $1.91 per gallon to $2.58 per gallon on sales of 14.7 million gallons for 2022 compared to 15.6 million gallons for 2021. The price of delivered corn rose from an average of $6.87 per bushel during the first quarter of 2021 to $8.75 per bushel during the first quarter of 2022. Railroad logistics were impactful on both the change in gallons produced and the price of delivered corn.

Gross loss for the first quarter of 2022 improved to $3.1 million, compared to $3.6 million loss during the first quarter of 2021. This gross loss improvement was attributable to ethanol pricing rising faster than the offsetting cost of delivered corn.

Selling, general and administrative expenses increased to $7.3 million during the first quarter of 2022 from $5.4 million during the same period in 2021 driven primarily from non-cash charges for stock compensation.

Operating loss was $10.4 million for the first quarter of 2022, compared to operating loss of $9.0 million for the same period in 2021.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary decreased to $6.3 million during the first quarter of 2022 compared to $7.2 million during the first quarter of 2021. Additionally, our Aemetis Biogas initiative recognized $1.6 million of accretion of the preference payments on its preferred stock during the first quarter of 2022 compared to $1.9 million during the first quarter of 2021.

Net loss was $18.3 million for the first quarter of 2022, compared to net loss of $18.1 million for the first quarter of 2021.

Cash at the end of the first quarter of 2022 was $5.5 million compared to $7.8 million at the close of the fourth quarter of 2021. Investments in capital projects of $11.4 million were made during the first quarter of 2022 highlighting our commitment to build ultra-low carbon projects.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero products include zero-carbon fuels that can "drop-in" to be used in airplanes, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

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Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, future growth in revenue, expansion into new markets, our ability to commercialize and scale the licensed patented technology, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Dairy project, the development of the Aemetis Carbon Zero plant at the Riverbank site, the upgrades to the Aemetis Keyes ethanol plant, the development of the Aemetis Carbon Capture projects, and the ability to access the funding required to execute on project construction and operations.. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

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AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands except per share data)

	Three months ended
	March 31, 2022	March 31, 2021

Revenues	$52,049	$42,807
Cost of goods sold	55,134	46,415
Gross loss	(3,085)	(3,608)

Research and development expenses	36	23
Selling, general and administrative expenses	7,306	5,382

Operating loss	(10,427)	(9,013)

Other expense/(income)
Interest rate expense	4,435	5,965
Debt related fees and amortization expense	1,826	1,215
Accretion of Series A preferred units	1,640	1,943
Other income	(41)	(31)

Loss before income taxes	(18,287)	(18,105)

Income tax expense	7	7

Net loss	$(18,294)	$(18,112)

Net loss per common share
Basic	($0.54)	($0.69)
Diluted	($0.54)	($0.69)

Weighted average shares outstanding
Basic	33,714	26,289
Diluted	33,714	26,289

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AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$5,471	$7,751
Accounts receivable	662	1,574
Inventories	4,860	5,126
Prepaid and other current assets	5,160	6,242
Total current assets	16,153	20,693

Property, plant and equipment, net	145,223	135,101
Other assets	5,110	5,037
Total assets	$166,486	$160,831

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$18,779	$16,415
Current portion of long-term debt	8,327	8,192
Short term borrowings	14,837	14,586
Mandatorily redeemable Series B stock	3,856	3,806
Accrued property taxes and other liabilities	16,931	22,331
Total current liabilities	62,730	65,330

Total long term liabilities	232,347	215,739

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	34	33
Additional paid-in capital	215,439	205,305
Accumulated deficit	(339,521)	(321,227)
Accumulated other comprehensive loss	(4,544)	(4,350)
Total stockholders' deficit	(128,591)	(120,238)
Total liabilities and stockholders' deficit	$166,486	$160,831

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RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)

(unaudited, in thousands)

	Three months ended
	March 31,
	2022	2021

Net loss	$(18,294)	$(18,112)
Adjustments:
Interest expense	6,261	7,180
Depreciation expense	1,336	1,386
Accretion of Series A preferred units	1,640	1,943
Share-based compensation	2,040	835
Intangibles and other amortization expense	12	12
Income tax expense	7	7
Total adjustments	11,296	11,363
Adjusted EBITDA	$(6,998)	$(6,749)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three months ended March 31,
	2022	2021
Ethanol
Gallons sold (in millions)	14.7	15.6
Average sales price/gallon	$2.58	$1.91
Percent of nameplate capacity	107%	114%
WDG
Tons sold (in thousands)	100	104
Average sales price/ton	$115	$106
Delivered Cost of Corn
Bushels ground (in millions)	5.0	5.5
Average delivered cost / bushel	$8.75	$6.87
Dairy Renewable Natural Gas
MMBtu sold	335	41
Biodiesel
Metric tons sold (in thousands)	0.0	0.3
Average Sales Price/Metric ton		$1,026
Percent of nameplate capacity	0%	1%

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